Exhibit 99.1

CommScope Reports Strong Second Quarter 2018 Results

- Reaffirms full year 2018 outlook -

•	Second Quarter 2018 Performance

•	Sales of $1.24 billion, up 6 percent year over year

•	GAAP operating income of $165 million

•	Non-GAAP adjusted operating income (excluding special items) of $251 million

•	GAAP net income of $0.34 per diluted share

•	Non-GAAP adjusted net income (excluding special items) of $0.68 per diluted share, up 13 percent year over year and at high end of guidance range

HICKORY, NC, July 31, 2018—CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, today reported results for the quarter ended June 30, 2018.

The company reported sales of $1.24 billion for the second quarter, compared with $1.17 billion during the same period in the prior year. During the second quarter of 2018, CommScope achieved net income of $66 million, or $0.34 per diluted share, which was an increase from the prior year period’s net income of $55 million, or $0.28 per diluted share. Non-GAAP adjusted net income for the second quarter of 2018 was $133 million, or $0.68 per diluted share, versus $119 million, or $0.60 per diluted share, in the second quarter of 2017. A reconciliation of reported GAAP results to non-GAAP results is attached.

“We are pleased to deliver solid second quarter results, which reflect our team’s focus on capitalizing on growth opportunities in our core markets while managing costs effectively,” said President and Chief Executive Officer Eddie Edwards. “The strong year-over-year growth in North America in our Mobility segment and Outdoor Network Solutions business reflects our industry-leading technology, scale and customer relationships.

“We remain committed to identifying and pursuing opportunities to drive solid growth in core and adjacent markets through innovation and accretive acquisitions. We are confident that the continued prudent investment in our business, strategic allocation of capital toward accretive M&A and a focus on operational efficiency will enable us to deliver continued growth and value to shareholders. Our platform of world-class, differentiated solutions and services continues to set CommScope apart.”

Second Quarter 2018 Overview

Sales were in line with expectations and increased 6 percent year over year as growth in the North America and Europe, Middle East and Africa (EMEA) regions more than offset lower sales in the Asia-Pacific region. Foreign exchange rate changes favorably impacted net sales by less than 1 percent.

GAAP operating income in the second quarter of 2018 increased 21 percent year over year to $165 million. Non-GAAP adjusted operating income, which excludes amortization of purchased intangibles, restructuring costs and other special items, increased 4 percent year over year to $251 million, or 20 percent of net sales. The increases in GAAP and non-GAAP adjusted operating income were primarily driven by higher North American sales volumes and cost reduction initiatives. These were partially offset by lower selling prices, higher input costs and the impact of unfavorable foreign exchange rate changes. In addition, GAAP operating income benefited from lower integration and restructuring costs.

Second Quarter 2018 Segment Overview

Second quarter Connectivity Solutions segment sales increased 2 percent year over year to $740 million driven primarily by strength in the EMEA region. Foreign exchange rate changes positively benefited net sales by less than 1 percent.

Connectivity Solutions GAAP operating income increased 15 percent year over year to $85 million largely due to lower integration and restructuring costs. Non-GAAP adjusted operating income decreased 2 percent year over year to $143 million, or 19 percent of segment net sales. Non-GAAP adjusted operating income decreased primarily due to higher input costs, lower selling prices and the impact of unfavorable foreign exchange rate changes. These declines were partially offset by the benefits from cost reduction initiatives and higher sales volumes.

Second quarter Mobility Solutions segment sales increased 11 percent year over year to $499 million driven by double-digit growth in North America coupled with less pronounced increases in Latin America and EMEA. This growth was offset by lower sales in the Asia-Pacific region. Foreign exchange rate changes favorably impacted net sales by approximately 1 percent.

Mobility Solutions GAAP operating income increased 27 percent year over year to $79 million, and non-GAAP adjusted operating income increased 13 percent year over year to $108 million, or 22 percent of segment net sales. Both GAAP and non-GAAP adjusted operating income benefited from higher North American sales volumes partially offset by lower selling prices and the impact of unfavorable foreign exchange rate changes.

Debt Repayment

CommScope has made solid progress identifying new opportunities to accelerate its long-term growth prospects. The company believes that enhancing strategic balance sheet flexibility will provide the best way to support long-term value creation.

As a result, the company will repay $400 million of its term loan on July 31, 2018 by utilizing $250 million of cash on hand and borrowing $150 million under its asset-backed revolving credit facility.

Outlook

CommScope management issued third quarter 2018 guidance and reaffirmed its guidance range for the full year 2018.

Third Quarter 2018 Guidance:

•	Revenue of $1.19 billion – $1.24 billion

•	Operating income of $145 million – $169 million

•	Non-GAAP adjusted operating income of $225 million – $250 million

•	Non-GAAP adjusted effective tax rate of approximately 29 percent – 30 percent

•	Earnings per diluted share of $0.41 – $0.45, based on 195 million weighted average diluted shares

•	Non-GAAP adjusted earnings per diluted share of $0.63 – $0.68

Full Year 2018 Guidance:

•	Revenue of $4.675 billion – $4.825 billion

•	Operating income of $540 million – $585 million

•	Non-GAAP adjusted operating income of $870 million – $920 million

•	Non-GAAP adjusted effective tax rate of 29 percent – 30 percent

•	Earnings per diluted share of $1.18 – $1.30, based on 196 million weighted average diluted shares

•	Non-GAAP adjusted earnings per diluted share of $2.33 – $2.48

•	Cash flow from operations > $550 million

A reconciliation of GAAP to non-GAAP outlook is attached.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call today at 8:30 a.m. ET in which management will discuss second quarter 2018 results and third quarter and full year 2018 guidance. The conference call will also be webcast.

To participate in the conference call, dial +1 844-397-6169 (US and Canada only) or +1 478-219-0508. The conference identification number is 4825208. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on CommScope’s Investor Relations page.

A webcast replay will be archived on CommScope’s website for a limited period of time following the conference call.

END

About CommScope

CommScope (NASDAQ: COMM) helps design, build and manage wired and wireless networks around the world. As a communications infrastructure leader, we shape the always-on networks of tomorrow. For more than 40 years, our global team of more than 20,000 employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at http://www.commscope.com/

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Investor Contact:

Jennifer Crawford, CommScope

+1 828-323-4970

jennifer.crawford@commscope.com

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568

publicrelations@commscope.com

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures enhances an investor’s understanding of our financial performance. CommScope management further believes that these financial measures are useful in assessing CommScope’s operating performance from period to period by excluding certain items that we believe are not representative of our core business. CommScope management also uses certain of these financial measures for business planning purposes and in measuring CommScope’s performance relative to that of its competitors. CommScope management believes these financial measures are commonly used by investors to evaluate CommScope’s performance and that of its competitors. However, CommScope’s use of the terms non-GAAP adjusted operating income, non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share may vary from that of others in its industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss) or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance, operating cash flows or liquidity.

Forward Looking Statements

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our dependence on customers’ capital spending on data and communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; changes to the regulatory environment in which our customers operate; product quality or performance issues and associated warranty claims; our ability to maintain effective management information systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches, ransomware or computer viruses; the risk our global manufacturing operations suffer production or shipping delays, causing difficulty in meeting customer demands; the risk that internal production capacity or that of contract manufacturers may be insufficient to meet customer demand or quality standards; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers for certain raw material and components; the risk that contract manufacturers we rely on encounter production, quality, financial or other difficulties; our ability to integrate and fully realize anticipated benefits from prior or future acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as deferred tax assets; our ability to attract and retain qualified key employees; labor unrest; obligations under our defined benefit employee benefit plans may require plan contributions in excess of current estimates; significant international operations exposing us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; changes in the laws and policies in the United States affecting trade, including the risk and uncertainty related to tariffs or a potential global trade war that may impact our products; costs of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; risks associated with stockholder activism, which could cause us to incur significant expense, hinder execution of our business strategy and impact the trading value of our securities; and other factors beyond our control. These and other factors are discussed in greater detail in our 2017 Annual Report on Form 10-K. Although the information contained in this Quarterly Report on Form 10-Q represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$1,239,856	$1,174,090	$2,360,373	$2,311,375
Operating costs and expenses:
Cost of sales	768,546	702,325	1,477,663	1,385,803
Selling, general and administrative	185,197	207,640	370,328	419,461
Research and development	47,765	46,982	97,629	95,970
Amortization of purchased intangible assets	66,442	66,981	133,671	134,619
Restructuring costs, net	7,218	13,773	12,668	19,161

Total operating costs and expenses	1,075,168	1,037,701	2,091,959	2,055,014

Operating income	164,688	136,389	268,414	256,361
Other income (expense), net	(3,094)	2,900	(2,111)	(12,457)
Interest expense	(60,726)	(61,417)	(120,533)	(130,971)
Interest income	2,057	1,730	3,491	2,604

Income before income taxes	102,925	79,602	149,261	115,537
Income tax expense	(37,003)	(24,138)	(49,604)	(26,511)

Net income	$65,922	$55,464	$99,657	$89,026

Earnings per share:
Basic	$0.34	$0.29	$0.52	$0.46
Diluted (a)	$0.34	$0.28	$0.51	$0.45
Weighted average shares outstanding:
Basic	192,162	193,092	191,767	193,555
Diluted (a)	195,186	197,218	195,346	198,173
(a) Calculation of diluted earnings per share:
Net income (basic and diluted)	$65,922	$55,464	$99,657	$89,026

Weighted average shares (basic)	192,162	193,092	191,767	193,555
Dilutive effect of equity-based awards	3,024	4,126	3,579	4,618

Denominator (diluted)	195,186	197,218	195,346	198,173

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$545,701	$453,977
Accounts receivable, less allowance for doubtful accounts of $19,123 and $13,976, respectively	1,023,716	898,829
Inventories, net	479,468	444,941
Prepaid expenses and other current assets	123,371	146,112

Total current assets	2,172,256	1,943,859
Property, plant and equipment, net of accumulated depreciation of $413,832 and $390,389, respectively	446,954	467,289
Goodwill	2,866,319	2,886,630
Other intangible assets, net	1,491,007	1,636,084
Other noncurrent assets	129,344	107,804

Total assets	$7,105,880	$7,041,666

Liabilities and Stockholders’ Equity
Accounts payable	$487,521	$436,737
Other accrued liabilities	297,755	286,980

Total current liabilities	785,276	723,717
Long-term debt	4,374,209	4,369,401
Deferred income taxes	108,529	134,241
Pension and other postretirement benefit liabilities	23,006	25,140
Other noncurrent liabilities	111,591	141,341

Total liabilities	5,402,611	5,393,840
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 192,214,497 and 190,906,110, respectively	1,989	1,972
Additional paid-in capital	2,361,365	2,334,071
Retained earnings (accumulated deficit)	(290,337)	(395,998)
Accumulated other comprehensive loss	(148,632)	(86,603)
Treasury stock, at cost: 6,735,330 shares and 6,336,144 shares, respectively	(221,116)	(205,616)

Total stockholders’ equity	1,703,269	1,647,826

Total liabilities and stockholders’ equity	$7,105,880	$7,041,666

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Activities:
Net income	$65,922	$55,464	$99,657	$89,026
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation and amortization	88,944	90,052	178,349	190,453
Equity-based compensation	11,849	11,186	22,396	20,598
Deferred income taxes	(19,166)	2,371	(24,610)	(14,073)
Changes in assets and liabilities:
Accounts receivable	(65,915)	24,292	(137,023)	43,975
Inventories	(22,786)	(23,111)	(47,993)	(42,243)
Prepaid expenses and other assets	23,894	10,541	(608)	(1,773)
Accounts payable and other liabilities	25,469	(92,745)	40,881	(120,777)
Other	(8,408)	9,194	4,014	24,847

Net cash generated by operating activities	99,803	87,244	135,063	190,033
Investing Activities:
Additions to property, plant and equipment	(17,268)	(17,667)	(30,844)	(30,577)
Proceeds from sale of property, plant and equipment	3,241	4,623	6,225	4,978
Proceeds upon settlement of net investment hedge	1,331	—	1,331	—
Other	—	6,139	—	6,778

Net cash used in investing activities	(12,696)	(6,905)	(23,288)	(18,821)
Financing Activities:
Long-term debt repaid	—	(30,379)	—	(780,379)
Long-term debt proceeds	—	30,379	—	780,379
Debt issuance and modification costs	—	(2,248)	—	(8,363)
Debt extinguishment costs	—	—	—	(14,800)
Cash paid for repurchase of common stock	—	(41,230)	—	(100,000)
Proceeds from the issuance of common shares under equity-based compensation plans	986	2,701	4,915	8,506
Tax withholding payments for vested equity-based compensation awards	(94)	(100)	(15,500)	(14,858)

Net cash generated by (used in) financing activities	892	(40,877)	(10,585)	(129,515)
Effect of exchange rate changes on cash and cash equivalents	(15,031)	7,392	(9,466)	14,566

Change in cash and cash equivalents	72,968	46,854	91,724	56,263
Cash and cash equivalents at beginning of period	472,733	437,637	453,977	428,228

Cash and cash equivalents at end of period	$545,701	$484,491	$545,701	$484,491

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating income, as reported	$164.7	$136.4	$268.4	$256.4

Adjustments:
Amortization of purchased intangible assets	66.4	67.0	133.7	134.6
Restructuring costs, net	7.2	13.8	12.7	19.2
Equity-based compensation	11.8	11.2	22.4	20.6
Integration and transaction costs	1.0	12.6	2.5	26.2

Total adjustments to operating income	86.4	104.6	171.3	200.6

Non-GAAP adjusted operating income	$251.1	$241.0	$439.7	$457.0

Income before income taxes, as reported	$102.9	$79.6	$149.3	$115.5
Income tax expense, as reported	(37.0)	(24.1)	(49.6)	(26.5)

Net income, as reported	$65.9	$55.5	$99.7	$89.0
Adjustments:
Total pretax adjustments to operating income	86.4	104.6	171.3	200.6
Pretax amortization of deferred financing costs & OID (1)	2.6	2.8	5.2	15.6
Pretax loss on debt transactions (2)	—	1.1	—	16.0
Pretax net investment gains (2)	—	(6.0)	—	(6.6)
Tax effects of adjustments and other tax items (3)	(21.8)	(39.4)	(48.0)	(92.8)

Non-GAAP adjusted net income	$133.1	$118.6	$228.2	$221.8

Diluted EPS, as reported	$0.34	$0.28	$0.51	$0.45
Non-GAAP adjusted diluted EPS	$0.68	$0.60	$1.17	$1.12

(1)	Included in interest expense.
(2)	Included in other income (expense), net.
(3)

The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Sales by Region

(Unaudited — In millions)

Sales by Region

			% Change
	Q2 2018	Q2 2017	YOY
United States	$714.6	$643.9	11.0%
Europe, Middle East and Africa	253.4	235.8	7.5
Asia Pacific	183.2	203.8	(10.1)
Caribbean and Latin America	61.6	56.1	9.8
Canada	27.1	34.5	(21.4)

Total Net Sales	$1,239.9	$1,174.1	5.6%

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment

				% Change
	Q2 2018	Q1 2018	Q2 2017	Sequential	YOY
Connectivity Solutions	$740.5	$673.6	$725.7	9.9%	2.0%
Mobility Solutions	499.4	446.9	448.4	11.7%	11.4%

Total Net Sales	$1,239.9	$1,120.5	$1,174.1	10.7%	5.6%

Non-GAAP Adjusted Operating Income by Segment

				% Change
	Q2 2018	Q1 2018	Q2 2017	Sequential	YOY
Connectivity Solutions	$142.9	$108.7	$145.6	31.5%	(1.9)%
Mobility Solutions	108.2	79.9	95.4	35.4%	13.4%

Total Non-GAAP Adjusted Operating Income	$251.1	$188.6	$241.0	33.1%	4.2%

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Second Quarter 2018 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$85.4	$79.3	$164.7
Amortization of purchased intangible assets	45.0	21.4	66.4
Restructuring costs, net	4.7	2.5	7.2
Equity-based compensation	7.2	4.6	11.8
Integration and transaction costs	0.7	0.3	1.0

Non-GAAP adjusted operating income	$142.9	$108.2	$251.1
Non-GAAP adjusted operating margin %	19.3%	21.7%	20.3%

First Quarter 2018 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$53.2	$50.5	$103.7
Amortization of purchased intangible assets	45.5	21.8	67.2
Restructuring costs, net	2.4	3.1	5.5
Equity-based compensation	6.4	4.1	10.5
Integration and transaction costs	1.2	0.4	1.7

Non-GAAP adjusted operating income	$108.7	$79.9	$188.6
Non-GAAP adjusted operating margin %	16.1%	17.9%	16.8%

Second Quarter 2017 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$74.1	$62.3	$136.4
Amortization of purchased intangible assets	42.9	24.1	67.0
Restructuring costs, net	9.6	4.2	13.8
Equity-based compensation	6.5	4.7	11.2
Integration and transaction costs	12.5	0.2	12.6

Non-GAAP adjusted operating income	$145.6	$95.4	$241.0
Non-GAAP adjusted operating margin %	20.1%	21.3%	20.5%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q2 2018	Q2 2017
Cash flow from operations	$99.8	$87.2
Integration and transaction costs	—	16.7
Capital expenditures	(17.3)	(17.7)

Adjusted Free Cash Flow	$82.5	$86.2

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Operating income, as reported	$164.7	$103.7	$90.3	$125.4	$136.4
Amortization of purchased intangible assets	66.4	67.2	68.1	68.3	67.0
Restructuring costs, net	7.2	5.5	19.3	5.4	13.8
Equity-based compensation	11.8	10.5	10.3	11.0	11.2
Integration and transaction costs	1.0	1.7	9.8	12.0	12.6

Non-GAAP adjusted operating income	$251.1	$188.6	$197.7	$222.1	$241.0

Non-GAAP adjusted operating margin %	20.3%	16.8%	17.6%	19.7%	20.5%
Depreciation	19.9	19.6	20.8	20.6	20.2

Non-GAAP adjusted EBITDA	$271.1	$208.1	$218.5	$242.7	$261.3

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

Outlook
	Three Months Ended September 30, 2018	Full Year 2018
Operating income	$145 - $169	$540 - $585

Adjustments:
Amortization of purchased intangible assets	$66	$265
Equity-based compensation	$12	$50
Restructuring costs, integration costs and other (1)	$2 - $3	$15 - $20

Total adjustments to operating income	$80 - $81	$330 - $335

Non-GAAP adjusted operating income	$225 - $250	$870 - $920

Diluted earnings per share	$0.41 - $0.45	$1.18 - $1.30

Adjustments (2):
Total adjustments to operating income	$0.31 - $0.33	$1.25 - $1.30
Debt-related costs and other special items (3)	$(0.09) - $(0.10)	$(0.10) - $(0.12)

Non-GAAP adjusted diluted earnings per share	$0.63 - $0.68	$2.33 - $2.48

(1)	Reflects projections for restructuring costs, integration costs and other special items. Actual adjustments may vary from projections.
(2)

The tax rates applied to projected adjustments reflect the tax expense or benefit based on the expected tax jurisdiction of the entity generating the projected adjustments. There are certain items for which we expect little or no tax effect.

(3)	Reflects projections for amortization of debt issuance costs, loss on debt extinguishment, gains on defined benefit plan terminations and tax items. Actual adjustments may vary from projections.

Our actual results may be impacted by additional events for which information is not currently available, such as additional restructuring activities, asset impairments, debt extinguishments, additional transaction and integration costs, foreign exchange rate fluctuations and other gains or losses related to events that are not currently known or measurable.

See Caution Regarding Forward-Looking Statements and Description of Non-GAAP Financial Measures.